Exhibit 10.14

*** Indicates portions subject to a request for confidential treatment and filed separately with the Commission.


                 SECOND AMENDED AND RESTATED PRODUCT DEVELOPMENT
                           AND DISTRIBUTION AGREEMENT

This Second Amended and Restated Product Development and Distribution Agreement (the "Agreement") is made as of this 1st day of May, 1996,

by and between

ASTRA AB, formerly known as AB ASTRA, a corporation organized under the laws of Sweden, having its principal office at Vastra Malarehamnen 9, S-151 36 Sodertalje, Sweden ("ASTRA"),

and

T CELL SCIENCES INC., a corporation organized under the laws of the State of Delaware, U.S.A., having its principal place of business at 119 Fourth Avenue, Needham, MA 02194-0771 U.S.A. ("TCS").


                                R E C I T A L S:

This Agreement was originally made as of January 30, 1992, amended by Amendment No. 1 dated as of June 30, 1992, and amended and restated by the First Amended and Restated Product Development and Distribution Agreement dated as of December 10, 1993 ("First Amended and Restated Agreement"). The parties intend in this Agreement to further amend and restate the prior Agreement and to supersede the prior Agreement, as amended and restated, including the TCAR Division Amendment.

TCS possesses rights to developments and technology, patents, patent applications and know-how (including without limitation patents, patent applications and know-how relating to compounds described in Exhibit F hereto) and certain biological processes, all of which constitute TCAR Technology.

ASTRA and TCS have been and are working jointly and exclusively with one another, using their respective skilled personnel and facilities for the further development of TCAR Technology into Products suitable for commercial sale in the Field of Use.


                                      1(28)

The parties have been and are cooperating with each other and using their resources, expertise and capabilities to assist in the discovery and development of Agents and Products, and they have been and are using their regulatory, manufacturing and marketing expertise and capabilities in the pharmaceutical industry to develop, manufacture, market and distribute Products as described herein.

The parties now desire to restructure the collaboration by transferring with exception for certain retained rights all rights in TCAR Technology held by TCS to ASTRA and by ASTRA assuming responsibility for (a) maintaining and expanding TCAR Technology, (b) developing Agents and Products, and (c) otherwise employing its regulatory, manufacturing, marketing and sales expertise to develop, manufacture, market and sell Products, subject to the rights of and obligations to TCS and to the other conditions set forth herein.

Each party intends to perform its obligations under this Agreement in good faith, in a commercially reasonable, diligent and workmanlike manner.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1             CERTAIN DEFINITIONS

Certain capitalized terms used herein are defined as follows:

"Affiliate" shall mean, with reference to a particular Person, (i) any Person owning or controlling, directly or indirectly, fifty-one percent (51%) or more of the voting capital shares or similar voting rights of such Person; and (ii) any Person fifty-one percent (51%) or more of the voting capital shares or similar voting rights of which is owned or controlled, directly or indirectly, by such Person. For the purpose of this Agreement the term ASTRA shall include Affiliates of ASTRA and the term TCS shall include Affiliates of TCS.

"Agent" shall mean a TCAR molecule or an antibody, particularly a monoclonal antibody reacting against a TCAR, as well as any fragment, derivative, conjugate, analogue, salt or salt complex of either of the foregoing and leading to inactivation, elimination or reduction of body levels of T cells carrying the TCAR, such as the proteins conceptually described in the various TCS Patents and University Patents.


                                      2(28)

"Effective Date" shall mean May 1, 1996.

"Exclusive" shall mean, when used in connection with a specific grant of a right hereunder, that the granting party shall have no further right to grant to Third Parties or Affiliates the same right, and itself retains no such rights in respect of same, and for the term of the grant, unless such rights are specifically retained by the grantor.

"Field of Use" shall mean the therapeutic or prophylactic use of Agents and Products for all indications of use. Field of Use shall not include diagnostic uses of Agents, Products or TCAR Technology.

"IND" shall mean an Investigational New Drug application, as defined by the United States Food and Drug Act, or its equivalent under the laws of any other country.

"Institutes Standby License" shall mean the Stand-by licenses referred to in Exhibit D.

"NDA" shall mean a New Drug application as defined by the United States Food and Drug Act, or the equivalent application for approval to market and/or sell Product under the laws of any other country.

"Net Sales" shall mean the gross amounts (i) invoiced by ASTRA for sales of Products to any Person unrelated to ASTRA, such as a wholesaler or hospital, and
(ii) invoiced by ASTRA for royalty and lump-sum payments from licensing/sub-licensing rights under the TCS Patents and/or University Patents to any Person unrelated to ASTRA, all less the following:

    -         trade and/or quantity discounts actually allowed and taken
    -         returns and cash discounts
    -         retroactive price reductions
    -         sales and similar taxes
    -         freight handling, distribution costs separately billed

"Patent Period" shall mean on a country by country basis and with respect to each Product or Agent the expiration of the last to expire of any issued TCS Patent and University Patent in the market where the Product or Agent is intended to be administrated to a patient and where such patent contains a valid claim covering (i) Product or such Agent per se or (ii) a composition of matter containing a therapeutically effective amount of such Product or Agent or (iii) one or more genes or genetic material from which the Product or Agent is expressed or (iv) the therapeutic use of such Agent or Product, as opposed to



                                      3(28)
claims merely covering, e.g. production methods or pharmaceutical formulations.

"Person" shall mean any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other legal entity.

"Product" shall mean each and any form of an Agent or combinations of Agents or solely for purposes of Article 8 any other product covered by a valid claim in the TCS Patents or University Patents anywhere in the Territory for which material for non-exploratory, non-clinical or clinical documentary studies has been produced not later than December 31, 2005 and which before or thereafter has been approved by a regulatory authority of any country for commercial marketing and sale in that country (including price approval if necessary) for any indication in the Field of Use.

"Protected Agent" shall mean an Agent covered by a valid claim in the TCS Patents or University Patents anywhere in the Territory prior to or after the Effective Date.

"Service Agreement" shall mean the Agreement between the parties exhibited to this Agreement as Exhibit E.

"TCAR" shall mean a T cell antigen receptor, which is a heterodimeric protein molecule expressed by human T cells that is capable of recognition both of antigens and major histocompatility proteins. The gene encoding the T cell antigen receptor protein is encoded by DNA possessing at least three of the following four gene segments: Variable, Joining, Diversity and Constant (as such terms are defined in the Encyclopedia of Human Biology published by Academic Press U.S.A (copyright 1991)).

"TCAR Technology" shall mean TCS Patents, University Patents and any and all information, know-how, material or living material including without limitation biological, pharmacological, preclinical, clinical, chemical, biochemical, toxicological, formulation, manufacturing and production information and know-how (in the form of laboratory notebooks, reports or in any other form and whether or not patentable) developed, acquired or licensed to date by TCS and relevant to an Agent or Product, or relevant to the manipulation or other use, production or manufacture of either TCARs, Agents or Products. TCAR Technology shall include, but not be limited to, all items listed in Exhibits A, B, C, D and F.

"TCS Licenses" means the licenses referenced on Exhibit D hereto. It is specifically agreed that the T Cell Antigen Receptor Monoclonal Antibody License Agreement of February 6, 1990 between Dr. Arthur Boylston and T Cell


                                      4(28)

Sciences, Inc is not included in the TCS Licenses.

"TCS Patents" shall mean issued patents and patent applications listed in Exhibit A and future patents resulting from such applications as well as any and all divisions, continuations, continuations-in-part, extensions including Supplementary Protection Certificates and reissues of all such patents and patent applications.

"Term" shall have the meaning set forth in Paragraph 9.1 hereof.

"Territory" shall mean the entire world.

"Third Party" shall mean any Person other than the parties to this Agreement and their Affiliates.

"University Patents" shall mean issued patents and patent applications listed in Exhibit B and future patents resulting from such applications as well as any and all divisions, continuations, continuations-in-part, extensions including Supplementary Protection Certificates and reissues of all such patents and patent applications.


2             SCOPE OF THE AGREEMENT

2.1           Product Development Within the Field of Use
              -------------------------------------------

              ASTRA and TCS desire that ASTRA uses the technology, information and know-how (a) developed by the parties' cooperative effort, skilled personnel and facilities as of and prior to the Effective Date, or (b) contributed by the parties to the collaboration, including, but not limited to, the TCAR Technology, for the further development of Agents and Products suitable for commercial sale in the Field of Use, including, but not limited to:

              (a) conducting research and development to identify and select Agents; and

              (b)  developing such selected Agents into Products; and

              (c) developing Agents and Products for different indications for use; and


                                      5(28)

              (d) selecting indications for use of Agents and Products consistent with market potential; and
              (e)  manufacturing, marketing and selling such Products.


3             TRANSFER OF RIGHTS

3.1           Assignment of Rights - TCAR Technology
              --------------------------------------

              TCS hereby transfers and assigns to ASTRA all of TCS' right, title and interest in and to the TCAR Technology subject to Sections 3.5 and 3.6 herein. TCS further agrees to execute and deliver without delay at its own cost unless herein explicitly otherwise set forth all instruments and to perform all acts necessary to carry this transfer and assignment into full effect.


3.2           Delivery of Data and Materials included in TCAR Technology
              ----------------------------------------------------------

              As expeditiously as possible, and in no event later than May 31, 1997, TCS shall deliver to ASTRA the complete existing materials, documents, reports, SOPs and reports of QA/QC prepared for the TCAR Project, information and data (whether in written, electronic or digital form) encompassing, describing or otherwise relating to TCAR Technology, including but not limited to items in Exhibit C. Items in Exhibit C that can not be found before May 31, 1997, shall be transferred to ASTRA free of charge excluding shipping costs if found at a later date. TCS may retain reserve samples of items in Exhibit C for use according to the Agreement. If TCS provides copies of any such materials, documents, information and data, TCS shall maintain the originals as well as the retained samples of items in Exhibit C free of charge excluding shipping costs to ASTRA in secure and proper storage, available to ASTRA under the Service Agreement as from time to time reasonably requested by ASTRA. If TCS decides not to maintain the original documents, information and data or the retained samples TCS shall offer to transfer them to ASTRA free of charge excluding shipping costs. TCS shall provide ASTRA as part of the transfer of TCAR Technology as defined in the First Amended and Restated Agreement originals or verified and accurate copies of laboratory notebooks containing information from all work carried out by TCS and copies of all reports of work carried out for TCS by contract laboratories or any other Third Party relating to such TCAR Technology. TCS shall have no obligation to complete or repeat any experiments or perform any new studies.


                                      6(28)

              Delivery of materials, data, documents and information under this section 3.2 shall be on a date mutually agreed upon by the parties. Such materials shall be provided to ASTRA or its designate representatives free of charge excluding shipping costs. TCS shall be responsible for packaging, storing and handling these materials under adequate and appropriate conditions prior to delivery. ASTRA shall be responsible for all shipping costs and risk of loss shall pass to ASTRA upon delivery to ASTRA or its designated carrier F.O.B. TCS's place of business located at 119 Fourth Avenue, Needham, Massachusetts, 02194, U.S.A.

3.3           Summary Reports
              ---------------

              With regard to existing scientific data, results, records and relevant histories of studies TCS shall, to the extent not already done, prepare and deliver to ASTRA as expeditiously as possible, and in no event later than May 31, 1997, summary reports of the studies, experiments or activities which have generated information regarding the items listed in Attachment 1 to Exhibit
              C. The summary reports will only include information that currently exists and shall be sufficiently extensive in TCS's judgement to describe the rationale for these studies, the main results and conclusions, and references to where the raw data and other pertinent information can be found.


3.4           Reports prepared by ASTRA
              -------------------------

              If required, TCS will review ASTRA prepared reports, and will have them, or assist ASTRA in having them, signed by the appropriate personnel at TCS if the report is a proper and accurate representation of work completed by TCS personnel. The costs for this will be reimbursed by ASTRA in accordance with the Service Agreement.

3.5           TCS Licenses
              ------------

    a) TCS hereby grants to ASTRA an Exclusive license under the TCAR Technology and TCS Patents and University Patents subject to the provisions of any license granted to TCS with respect to any applicable University Patent to research and develop, make, have made, use, sell and have sold products in all fields, subject to
              Section 3.6.

    b) TCS shall at its own cost cooperate with and assist ASTRA in (i) assigning the TCS Licenses to ASTRA or (ii) instituting the Institutes Standby Licenses or (iii) granting ASTRA a sub-license, all as


                                      7(28)
              requested by ASTRA in its sole discretion. If any Person who has granted a TCS License does not agree and consent to the assignment of the applicable TCS License to ASTRA, then TCS shall cooperate with and assist ASTRA in obtaining a direct license corresponding to the TCS License granted to TCS in the Field of Use. Upon the effective date of each Institutes Standby License or direct license secured by ASTRA, TCS' rights under the parallel TCS License shall cease and terminate except to the extent required for TCS to exercise its retained rights according to Article 3.6. Pending the assignment of the TCS Licenses, the Standby Licenses being instituted or ASTRA securing direct licenses, (i) TCS agrees not to terminate or surrender any TCS Licenses without ASTRA's prior consent, and (ii) to the extent permitted under each TCS License, TCS hereby grants to ASTRA an Exclusive sublicense under each of the TCS Licenses to research and develop, make, have made, use, sell and have sold Agents and Products in the Field of Use in the Territory.

              Regardless of the above, ASTRA may at its sole discretion and at any time terminate any TCS License for any or all parts of the Territory, subject to any provisions in any TCS License granted to ASTRA or TCS.

3.6           Retained Rights
              ---------------

              ASTRA hereby grants to TCS for the Term of this Agreement a royalty-free license, with a right to sublicense, in the TCAR Technology (to the extent permitted due to limitations in Third Party licenses granted to ASTRA) to make, have made, use, sell and have sold products in the field of diagnostic use. The license shall be Exclusive, save that ASTRA and its sublicensees shall always have non-exclusive royalty-free rights to use TCAR Technology to make, have made and use products for diagnostic purposes in connection with research and development of Agents and Products in the Field of Use. ASTRA further hereby grants to TCS a non-exclusive royalty-free license to make, have made and use TCAR Technology for the research and development of non-TCAR technologies, agents and products.

3.7           Non-Compete
              -----------

              TCS agrees that it prior to December 31, 2005, will not compete with ASTRA in the development of TCAR Technology in the Field of Use or in the development of Products and Agents, including that TCS shall not prior to December 31, 2005, conduct any research, development,


                                      8(28)
              manufacture, use or sales within the Field of Use of TCAR Technology or of any TCAR molecule, including a TCAR gene or a TCAR nucleic acid or an antibody, particularly a monoclonal antibody reacting against a TCAR, or any fragment, derivative, conjugate, analogue, salt or salt complex of either of the foregoing.


4             DEVELOPMENT IN GENERAL

4.1           General Standards
              -----------------

              During the Term hereof and subject to the terms of the Service Agreement attached as Exhibit E, TCS shall cooperate with ASTRA in good faith, particularly with respect to unknowns or contingencies, in order to achieve the objectives of this Agreement.

              The Service Agreement will continue to be valid after the Effective Date for ten years from the Effective Date.

4.2           ASTRA's Efforts
              ---------------

              ASTRA shall use reasonable diligence in employing its skilled personnel and facilities for the further development of TCAR Technology into at least one Product suitable for commercial sale in the Field of Use and to use reasonable diligence in exploiting the TCS Patent and University Patents. Upon developing a Product or Products, ASTRA shall use reasonable diligence to commercialize and market such Product or Products, subject to ASTRA's reasonable judgment and discretion in determining appropriate marketing plans, budgets and strategies. ASTRA's obligations under this provision are subject to ASTRA's right, in its sole discretion, to terminate development of any Agent or commercialization and marketing of any Product, if ASTRA determines that a commercially exploitable Product may not be developed or marketed, as the case may be, at reasonable cost and rate of return in light of market potential and market conditions.

4.3           Annual Reports
              --------------

              Until December 31, 2005, ASTRA agrees to provide TCS within sixty
              (60) days of the close of each calendar year with a summary report of the status of the development of Agents and Products, regulatory approval of all Agents and Products.



                                      9(28)

5             INTELLECTUAL PROPERTY RIGHTS

5.1           Ownership of Intellectual Property Rights
              -----------------------------------------

              As of the Effective Date, all rights to TCS TCAR Technology shall be the sole and exclusive property of ASTRA except those rights explicitly otherwise retained as set forth herein. Other technology which is proprietary to TCS and was used to enable the TCAR Technology shall remain TCS property and shall only be used by ASTRA for TM27 and TP12.

5.2           Filing, Prosecuting and Maintaining Patents
              -------------------------------------------

5.2.1 Subject to the provisions of the direct license or Stand-by License to ASTRA for the University patents, ASTRA shall, from and after the Effective Date, at its sole cost, prosecute, maintain and enforce all TCS Patents and University Patents listed in Exhibits A and B; provided, ---------------- however, that ASTRA shall not be responsible for reimbursing TCS for prorated costs incurred or paid by TCS prior to the Effective Date in connection with prosecuting, maintaining or enforcing the TCS Patents and University Patents.

              Regardless of the above, ASTRA may at its sole discretion and at any time abandon any TCS patent or University Patent in any or all parts of the Territory, provided however, that ASTRA shall notify TCS at least sixty (60) days prior to such abandonment, and ASTRA shall, in such notice, offer TCS the right to acquire, without charge, any such TCS Patent or University Patent, subject to the provisions of any license granted to ASTRA with respect to any applicable University Patent.

              5.2.2 TCS shall not oppose ASTRA prosecuting present and future patents relating to TCAR and TCAR technology using patent agents used by TCS in the prosecution of the TCS Patents and the University Patents.

5.3           Enforcement of Patents
              ----------------------

5.3.1 The parties shall promptly advise each other upon becoming aware of:

              a) any activities which such party believes may be an infringement of any TCS Patent, University Patent or other proprietary right transferred under this Agreement related to the production, use or


                                     10(28)
                   sale of Agents or Products (collectively, "Proprietary Rights");

              b) any attack on or appeal of the grant of any TCS Patent or University Patent included in the Proprietary Rights;

              c) any application made for letters patent by, or the grant of a patent to, a Third Party in respect of rights which may claim the same subject matter as or conflict with a TCS Patent or University Patent included in the Proprietary Rights;

              d) any application made for a compulsory license under any TCS Patent or University Patent included in the Proprietary Rights.

     5.3.2 ASTRA shall have the initial right to take or cause to be taken whatever legal or other action is required to defend, maintain or enforce the TCS Patents and University Patents, to revoke or obtain a declaration of non- infringement under Third Party rights or to resist a compulsory license (the "Protective Action"). If ASTRA engages in such Protective Action, TCS shall cooperate fully with ASTRA in such action at ASTRA's expense. TCS may be represented by separate counsel of its own selection at its own expense in such Protective Action, but ASTRA shall have the right to control such action.

     5.3.3 If ASTRA fails to take any such Protective Action within three months of receipt from TCS of such notice, then (subject to the rights of Third Parties), TCS may, upon notice to ASTRA, institute its own Protective Action. In such event, TCS may bring such action in its name and/or that of ASTRA.

     5.3.4 All expenses incurred by either party in connection with any Protective Action shall be borne by such party. Any recovery actually received (or, where the rights which are the subject of the Protective Action have demonstrated utility outside the scope of this Agreement, that portion of the recovery actually received which is attributable to the practice of rights within the scope of this Agreement) as a result of such Protective Action, whether by judgement, award, decree or settlement, shall be applied:

              a) first to repay to each party all of its expenses, fees and costs (including without limitation all expenses, fees and costs of expert witnesses, attorneys or other experts, court costs, internal and external travel and living expenses for all necessary parties, collectively the "Costs") incurred in connection with the Protective Action; and


                                     11(28)

               b) second to compensate the party which initiates or defends the Protective Action, an amount equal to twice its Costs.

               c) The balance of the recovery, if any, shall be deemed to reflect ASTRA's Net Sales in the countries wherein the Protective Action was successful. There shall be deducted and paid to TCS from such balance an amount determined by multiplying the portion of such balance allocable to each country covered by the Protective Action by the applicable Royalty Percentage as described in Section 8 payable to TCS in such country. The remainder of the recovery, after such payments have been made to TCS, shall be paid to ASTRA.

5.4           Confidentiality
              ---------------

5.4.1         Non-Disclosure Agreement
              ------------------------

              Each party recognizes that the TCAR Technology and other information received by it from the other party in the course of the collaboration constitute highly valuable, proprietary, confidential information (collectively the "Secret Information"). Each party agrees that during the Term and for five (5) years thereafter it will keep confidential, and will cause its Affiliates, officers, employees, consultants and agents to keep confidential, all Secret Information received from the other party and disclose it only to those with a need to know. Neither party shall disclose, or permit any of its Affiliates, officers, employees, consultants and agents to disclose, Secret Information received from the other party to any other Person, nor use the same for any purpose, except as expressly permitted in this Agreement or in a separate written agreement with the other party regarding such disclosure or except as reasonably required for ASTRA research, development, registration, supply and commercialization of an Agent or Product in accordance herewith and except that TCS shall have the right to disclose such Secret Information to its licensee in the diagnostic field to conduct research and to make, use and sell products for diagnostic purposes subject to an undertaking of confidentiality by such licensee in accordance with the undertakings by TCS in this Agreement.


                                     12(28)

5.4.2         Information in Public Domain
              ----------------------------

               The restrictions contained in this Article 5.4 shall not apply to any Secret Information that (i) is, at the time of its disclosure to the receiving party, generally available to the public or otherwise part of the public domain, or as evidenced by written records of such party, is otherwise previously known to the receiving party, (ii) becomes generally available to the public or otherwise part of the public domain after its disclosure to the receiving party, through no act or omission of the receiving party or any other person owing an obligation of confidentiality to the receiving party hereto, or (iii) is required to be disclosed by any court or governmental agency having proper jurisdiction, provided that the other party is given prior notice of such disclosure to the extent reasonably practicable.

5.5           TCS non-disclosure of TCAR Technology
              -------------------------------------

              As of the Effective Date, TCS shall not disclose nor permit any of its Affiliates, officers, employees, consultants or agents to disclose to any Third Party any TCAR Technology, except that TCS shall have the right to disclose TCAR Technology to its licensee(s) in the diagnostic field to conduct research and to make, use and sell products for diagnostic purposes provided however, that such licensee(s) are subject to an agreement not to use TCAR Technology for purposes other than use in the diagnostic field and are subject to an agreement not to disclose TCAR Technology to any Third Party during the Term..


6             FUNDING

              As of the Effective Date, ASTRA shall have sole responsibility for all costs and expenses of any development program with respect to Agents or Products. TCS shall have no further financial responsibility with respect to such development programs, manufacturing, or marketing of Products, except as otherwise explicitly set forth in this Agreement and ASTRA shall have no obligation to reimburse TCS for any costs incurred on or before the Effective Date, nor shall ASTRA have an obligation to reimburse TCS for any costs on or after the Effective Date except as provided in the Service Agreement.

6.1           Costs For Acquiring Rights Under Third Party Patents
              ----------------------------------------------------

              As of the Effective Date, ASTRA shall be responsible for and bear all

                                     13(28)
               costs to Third Parties for acquiring necessary rights under Third Party patents including royalty and other payments for the licenses listed in Exhibit D hereto, provided however that ASTRA shall not be responsible for reimbursing TCS for prorated costs incurred or paid by TCS prior to the Effective Date.

6.2           Non-Defined Costs
              -----------------

              All costs incurred by either party not otherwise allocated in this Agreement or defined or provided for herein, or by separate agreement between the parties, shall be borne solely by the party incurring such cost.

6.3           Payment Schedule
              ----------------

              Other than royalties, as provided in Section 8 and payments, if any, under the Service Agreement, ASTRA shall be responsible to pay TCS a total of four million ($4.000.000) USD to be paid in installments upon the occurrence of the following events relating to Agents and Products developed by or on behalf of ASTRA and in the following amounts:

              Event                                                                                  Amount
              -----                                                                                  ------
6.3.1         Within five business days after the                                                    ***
              Execution of this Second Amended
              and Restated Product Development
              and Distribution Agreement

6.3.2         a)   Within thirty days after TCS has (i)                                              ***
                   signed and delivered to ASTRA all
                   documents appropriate for the change of
                   registered ownership of the TCS Patents
                   to ASTRA and (ii) delivered to ASTRA
                   all materials, documents, information and
                   data as provided in Paragraphs 3.2 and 3.3
                   and (iii) January 1, 1997, whichever is later.

              b)   Within thirty days within the milestone completion                                ***
                   in 6.3.2.(a) provided ASTRA is satisfied of such
                   completion.

6.3.3         Within thirty days after (i) approval of                                               ***


                                     14(28)




              the first IND in any country for the first Protected Agent or
              (ii) within thirty days after injection of the first patient with clinical grade material of the first Protected Agent, whichever occurs first.


6.3.4         Within thirty days after (i) approval of                                               ***
              the first IND in any country for the
              second Protected Agent (i.e a Protected Agent other than the first
              Protected Agent) or (ii) within thirty days after injection of the first patient with clinical grade material of the second Protected
              Agent, whichever occurs first.

6.3.5         Within thirty days after submission of                                                 ***
              the first NDA in any country for the
              first Protected Agent.

6.3.6         Within thirty days after submission of                                                 ***
              the first NDA in any country for the
              second Protected Agent (i.e a Protected Agent other than the first
              Protected Agent).

6.3.7         Within thirty days after approval of                                                   ***
              the first NDA in any country of the
              world for the first Product

6.3.8         Within thirty days after approval of                                                   ***
              the first NDA in any country of the
              world for the second Product (i.e a Product containing a Protected
              Agent other than the Protected Agent included in the first
              Product)


7             REGULATORY APPROVAL AND COMMERCIALIZATION OF
              PRODUCTS

7.1           Regulatory Approval of Products
              -------------------------------

7.1.1 ASTRA shall, at its sole cost, proceed reasonably diligently and in a commercially reasonable manner to compile, analyze and file in its own name (or its subdistributor's name) all applications for regulatory


                                     15(28)
               approval (including all reports and submissions under any applicable PLA), consistent with any Product's market potential, as determined in ASTRA's sole discretion, ASTRA shall have complete control of the management and direction of clinical trials conducted by it necessary to obtain all regulatory approvals, including selection of clinical investigators, sites for trials and the monitoring of such clinical investigations.

7.2           Marketing and Distribution
              --------------------------

7.2.1 Subject to special provisions in this Section 7, ASTRA shall proceed reasonably diligently in a commercially reasonable manner upon issuance of all necessary regulatory approvals to market Products consistent with each Product's market potential in such markets as ASTRA deems appropriate.

7.2.2 ASTRA shall have Exclusive right to use, sell and market all Agents and Products for all indications in the Territory within the Field of Use.

7.2.3 In countries where ASTRA has Affiliates for marketing of pharmaceutical products, ASTRA shall market the Agents and Products solely through such Affiliates. In other countries, ASTRA shall market the Products through customary marketing channels.

7.2.4 The obligation on ASTRA under Paragraphs 7.2.1 and 7.2.3 will not be applicable on sales of Agents and Products containing Agents invented by Third Parties.


8             SCHEDULE OF ROYALTY PAYMENTS

8.1           Royalties during the Patent Period
              ----------------------------------

              With respect to sales of Product during the Patent Period ASTRA shall pay TCS a royalty on Net Sales of each Product (on a country by country and Product by Product basis), based on the following percentages:

              Market                                       Royalty Percentage
              ------                                       ------------------

              United States and Canada                                    ***
              Japan                                                       ***
              All other Countries                                         ***



                                     16(28)

               ASTRA shall be entitled to a credit against the royalty payments due to TCS in an amount equal to one-half the royalty payments paid under any Third Party license, including but not limited to the licenses listed on Exhibit D; provided, however, that in no event shall the royalty percentage due to TCS be reduced to less than 50% of the royalty percentage set forth above.

8.2           Royalties after the Patent Period
              ---------------------------------

              With respect to sales of Products after the Patent Period and for the remaining Term, ASTRA shall pay TCS a royalty (on a country by country and Product by Product basis) on Net Sales of each Product based on the following percentages:

              Market                                       Royalty Percentage
              ------                                       ------------------

              United States and Canada                                    ***

              Japan                                                       ***

              All other Countries                                         ***

              ASTRA shall be entitled to a credit against the royalty payments due to TCS in an amount equal to one-half the royalty payments paid under any Third Party license, including but not limited to the licenses listed on Exhibit D; provided, however, that in no event shall the royalty percentage due to TCS be reduced to less than 50% of the royalty percentage set forth above.

8.3           Combination Products
              --------------------

              In the event that a product is sold in a combination dosage form (e.g., in a single vial) together with a pharmaceutical Product which is not a Product or in a package or kit comprising separate dosage forms (e.g., vials) containing other active products, such as one or more active products manufactured by ASTRA, the royalty shall be calculated by subtracting from the Net Sales of the Combination ASTRA's manufacturing cost of the other active products (including any royalty costs which under the relevant royalty agreement are based upon net sales by ASTRA of the Combination) and then multiplying the remainder by the royalty percentage of the Products set forth in paragraph 8.1 or 8.2, as applicable, and then multiplying the result by a factor determined as the ratio of (A/A+B), where A is the documented


                                     17(28)
              development costs of the Product(s) and B is the documented allocable development costs of all other products included in the Combination.


8.4 If a pharmaceutical formulation contains several Products covered by one or more TCS Patents and/or University Patents or if a pharmaceutical formulation contains only one Product but is covered by several TCS Patents and/or University Patents, ASTRA shall pay royalty to TCS only as if such formulation contains one Product and is covered by one TCS Patent or one University Patent.

8.5 As from and including the calendar month of first sales of Product in any country of the Territory, ASTRA shall provide TCS with quarterly accounts containing the Net Sales of the Product in each country of the Territory within 45 days after the end of each calender quarter. At the same time, ASTRA shall pay to TCS the royalty as stipulated above. Payment shall be made in the currency of United States Dollars (USD) to a bank account designated by TCS.

 8.6 If ASTRA sells the Product in any other currency than USD, then such payments shall for the purpose of calculating Net Sales be converted to USD using the rate of exchange prevailing at a first class foreign exchange bank in Sweden on the last working day in the calendar quarter in question.

8.7 ASTRA shall keep accurate records of its Net Sales of the Products. In order to permit verification of Net Sales of the Product under this Agreement, such records shall be open to inspection at any reasonable time within two (2) years after the royalty period to which such records relate, by an independent certified public accountant selected by and paid by TCS to whom ASTRA shall have no reasonable objection.


9             TERM, EXPIRATION AND TERMINATION

9.1           Term and expiration
              -------------------

              This Agreement shall be for a term (the "Term") commencing on the "Effective Date" and expiring on December 31, 2027 unless sooner terminated in accordance with any provision of this Agreement.

              Upon expiration of the Term, ASTRA's obligation to pay TCS the royalty on Net Sales of any Product shall expire and the license granted by TCS to ASTRA in Paragraph 3.5 shall be converted to a fully paid

                                     18(28)
              up, perpetual, royalty-free, non-exclusive license.


9.2           ASTRA - Voluntary Termination
              -----------------------------

              ASTRA may at any time, in ASTRA's sole discretion, upon written notice to TCS, terminate this Agreement, in which event ASTRA shall offer to transfer to TCS at its own costs the TCAR Technology and the TCS Licenses (subject to any approval necessary from any Third Party) and ASTRA shall not be obligated to make any payments under this Agreement not due and payable to TCS prior to the date of the written notice.

9.3           Breach of the Agreement
              -----------------------

              Paragraphs 12 and 17.2 of the First Amended and Restated Product Development and Distribution Agreement shall be applicable on any Event of Termination or non-performance as defined in that Agreement until the transfer of rights as provided in Paragraph 3 has been completed and the payment according to Section 6.3.2 has been made. After the transfer of rights as provided in Paragraph 3 in this Second Amended and Restated Product Development and Distribution Agreement has been completed, each party's remedy for any breach of any obligation or warranty under this Agreement shall be limited to money damages, to be determined in arbitration as provided in paragraph 13.2.

9.4           Existing Obligations
              --------------------

              No termination of this Agreement shall affect any obligation of any party which arose prior to the effective date of such termination with respect to monies owed or as to Secret Information. The right of any party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to, take action with respect to any previous Event of Termination.


10            REPRESENTATIONS AND WARRANTIES

10.1          General Representations
              -----------------------

              Each party hereby represents and warrants for itself as follows:

10.1.1        Duly Organized
              --------------




                                     19(28)

              It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

10.1.2        Due Execution
              -------------

              The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

10.1.3        No Government Approval
              ----------------------

              No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

10.1.4        Binding Agreement
              -----------------

              This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder.

10.1.5        Governmental Status
              -------------------

              It is not debarred or suspended from receiving contracts from the U.S. or Swedish government or other governmental authority or agency.


                                     20(28)

10.1.6        Full Disclosure
              ---------------

              Each party has disclosed to the other in good faith any and all material information relevant to the subject matter of this Agreement and to such party's ability to observe and perform its obligations hereunder.

10.2 TCS warrants that the T Cell Antigen Receptor Monoclonal Antibody License Agreement of February 6, 1990 between Dr. Arthur Boylston and T Cell Sciences, Inc does not cover ATM-027/TM27 and that therefore Boylston will not be entitled to any royalty on Net Sales of Product containing this Agent.


11            EXPORT CONTROL

11.1          Technical Data and Commodities
              ------------------------------

              The parties hereby agree that any "Technical Data" (as that term is defined in section 779.1 of the U.S. Export Administration Regulations) exported from the United States pursuant to this Agreement and any other related agreements, and any direct product thereof, shall not be shipped, either directly or indirectly, to the People's Republic of China or Afghanistan or any Group Q, S, W, Y or Z countries (as specified in Supplement No. 1 to part 770 of the Export Administration Regulations), unless (i) separate specific authorization to re-export such Technical Data or such direct products is provided by the U.S. Office of Export Administration or (ii) such specific authorization is not required pursuant to Section 779.8 of the U.S. Export Administration Regulations. The parties further agree that the export and re-export of commodities pursuant to this Agreement and any other related agreements shall be subject to the licensing requirements of the U.S.
              Export Regulations.

11.2          Laws of Other Countries
              -----------------------

              In the event that a specific authorization of, or a validated license from, a government other than that of the exporting party is required, the party within the jurisdiction of such other government shall, upon the request of the party proposing to make the export, use reasonable efforts to obtain as expeditiously as practicable, the requisite authorization or license.



                                     21(28)

12            INDEMNIFICATION

12.1          Indemnification
              ---------------

              For purposes of this Section 12 "Indemnified Parties" refers to TCS, its Affiliates and the officers, directors, employees, agents and grantors under Third Party licenses of TCS and its Affiliates when ASTRA is the indemnitor, and "Indemnified Parties" refers to ASTRA its Affiliates and the officers, directors, employees, agents and grantors under Third Party licenses of ASTRA and its Affiliates when TCS is the indemnitor.

12.1.1 TCS, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives (including all contractors for which TCS is responsible undertaking work in any Program) shall indemnify and hold harmless the ASTRA Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon

              (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives prior to the Effective Date; or

              (b) any breach of any representation, warranty or agreement made by TCS hereunder; or

              (c) the failure by TCS in performing its obligations under this Agreement.

12.1.2 ASTRA, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives (including all contractors for which ASTRA is responsible undertaking work in any Program) shall indemnify and hold harmless the TCS Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon

              (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives in connection with the obligations undertaken by ASTRA or in connection with the manufacture, use or sale of any Agent or Product prior to or after the Effective Date by ASTRA; or

              (b) any breach of any representation, warranty or agreement made by



                                     22(28)

                   ASTRA hereunder; or


              (C) the failure by ASTRA in performing its obligations under this Agreement.

12.1.3 Anything to the contrary in this Paragraph 12 notwithstanding, neither party shall be obligated to indemnify an Indemnified Party for such Indemnified Party's own acts of negligence or wilful misconduct or for any violation of any warranty, representation or agreement made by such Indemnified Party hereunder.

12.2          Scope of Indemnification
              ------------------------

12.2.1 The agreement to indemnify and hold harmless from liability set forth herein shall include, without limitation, all damages of every kind, reasonable attorney fees, all costs and expenses which may be levied against and out of pocket costs incurred by the Indemnified Parties in connection with any suit, action, legal proceeding, claim or demand.

12.2.2 Each party acknowledges and hereby agrees that the obligations set forth in this Paragraph 12 shall survive the termination or expiration of this Agreement until the expiration of any applicable statute of limitations.

12.2.3 The Indemnified Parties will cooperate with the indemnitor at the indemnitor's expense in the defence of any suit. Neither party shall be liable for any costs resulting from any settlement made without its consent.


13            MISCELLANEOUS

13.1          Notices
              -------

              All notices or other written communications hereunder shall be given in English and sent via certified mail, return receipt requested, or commercial courier or shall be given by facsimile transmission, confirmed by letter sent as provided above, or by personal delivery, addressed as follows, or to such other address as may be designated from time to time by notice given in the manner provided in this Paragraph 13.1.



                                     23(28)

              If to ASTRA:
              To ASTRA at its address as set forth at the beginning of this Agreement
              Attention: Legal Affairs
              Fax No,: 011-46-8-553-28812
              If to TCS:
              To TCS at its address as set forth at the beginning of this Agreement
              Attention: President
              Fax No.: 01-01-617-433-0262

              Notices given personally shall be deemed delivered as of the date delivered. All other notices shall be deemed delivered as of the date of receipt for the notice by a messenger service, or on the date of the first attempted delivery of the mailed notice, as shown on the postal service return receipt, or by facsimile transmission which produces a dated message of completed confirmation. Notwithstanding any other provision of this Paragraph 13 to the contrary, any notice shall be effective from and after the date actually received by an addressee, however addressed or delivered.

13.2          Governing Law; Arbitration
              --------------------------

              This Agreement is made and delivered in Boston, Massachusetts, USA and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within the Commonwealth of Massachusetts. In the event of any dispute under this Agreement, whether as to validity, construction, enforceability or performance of this Agreement or any of its provisions or otherwise, both parties shall endeavour to settle such dispute amicably between themselves. In the event that the parties fail to agree, such dispute shall be settled by arbitration as follows. Either party may by notice in writing to the other require any issue in dispute to be submitted to arbitration in accordance with this Paragraph 13.2. Such notice shall contain a statement of the arbitrable issue forming the basis of the dispute and the position of the moving party as to the proper resolution of that issue. Within 30 days after receipt of such notice, the responding party shall submit to the moving party a statement of its conception of the arbitrable issue in question and of its position as to the proper resolution of that issue. Within 45 days of the responding party's response, each party shall appoint an arbitrator and give the other party written notice thereof. In the event a party shall fail to appoint an arbitrator and provide written notice thereof to the other party within such 45 day period, an arbitrator shall be appointed for such party by the American Arbitration


                                     24(28)

              Association as promptly as practicable after request by the other party. Thereafter, the two appointed arbitrators shall select a third arbitrator within 30 days after receipt of a list of arbitrators proposed by the American Arbitration Association. If the two arbitrators designated by the parties are unable to agree on the third arbitrator within 30 days, then either party with notice to the other party, may call for such appointment by the American Arbitration Association of the third arbitrator. Each arbitrator shall agree prior to his or her appointment to hear the dispute promptly and render a decision as soon as practicable thereafter. Said arbitration shall be conducted in English in Boston, Massachusetts, in accordance with the commercial arbitration rules or successor rules then obtaining of the American Arbitration Association to the extent not inconsistent with this Paragraph 13.2. The agreement of 2 of the 3 arbitrators shall be sufficient to render a decision. The decision of the panel shall be final and binding upon the parties and enforcement thereof may be obtained in any court of competent jurisdiction. The unsuccessful party to such arbitration shall pay to the successful party all costs and expenses, including reasonable attorney's fees incurred therein by such successful party.

13.3          Binding Effect
              --------------

              This Agreement, and the rights and duties of the parties herein contained, shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.

13.4          Entire Agreement
              ----------------

              This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters covered herein and as of the Effective Date supersedes all prior agreements, arrangements and understandings between them with respect to said matters, including the First Amended and Restated Product Development and Distribution Agreement dated as of December 10, 1993 and the TCAR Division Amendment and all rights and obligations of either party therein.

13.5          Counterparts
              ------------

              This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                     25(28)

13.6          Headings
              --------

              Headings are inserted herein for convenience of reference only and do not form a part of this Agreement, and shall be given no effect or meaning in the construction or interpretation of this Agreement.

13.7          Amendment; Waiver
              -----------------

              This Agreement may be amended, modified, superseded or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights of such party at a later time to require any performance. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.

13.8          No Third Party Beneficiaries
              ----------------------------

              Except as otherwise specifically set forth in Paragraph 12 (Indemnification) hereof, no Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party hereto have any obligations or liabilities to such other Person by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

13.9          No Joint Venture
              ----------------

              The relationship of the parties hereto is that of independent contractors. Nothing in this Agreement shall be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the parties.

13.10         Force Majeure
              -------------

              If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder (other than the payment of money due) by reason of the occurrence of an event beyond the control


                                     26(28)
              of such party including fire, flood, other nature disasters, war (declared or undeclared), public disaster, strike or labour differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such Force Majeure rights of this Paragraph 13.10 must notify the other party within a period of fifteen (15) days following the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible, in which case notification will be made as soon as possible.

13.11         English Language
              ----------------

              This Agreement has been executed in the English language, the official language of the Agreement shall be English, and any interpretation or construction of this Agreement shall be based solely on the English language official text. All notices, documents and information to be delivered in connection with or pursuant to the Agreement shall be in English.

13.12         Publicity
              ---------

              The parties will agree with each other in advance of the public release of information with respect to the transactions contemplated herein, except that either party may release information to the public regarding such transactions to allow such party to meet its legal obligations.

13.13         Exhibits
              --------

              All exhibits attached hereto are made a part of this Agreement and the terms thereof are incorporated into this Agreement by reference.

13.14         Drafts
              ------

              This Agreement shall not be binding or effective until properly executed and delivered by both TCS and ASTRA.

13.15         Interest
              --------

              Interest shall accrue on any delinquent amounts owed by ASTRA hereunder at ten percent (10%) per annum.



                                     27(28)

13.16         No Assignment
              -------------

              This Agreement shall not be assignable without the prior written approval of the other party except that (i) either TCS or ASTRA may assign this Agreement to an Affiliate and (ii) TCS may assign this Agreement to an assignee of all of its good will, business and assets; provided however, that in case of any assignment permitted by this Paragraph 13.16 and notwithstanding any such assignment, the assigning party shall remain fully liable for all of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be amended and restated by their duly authorized representatives as of the 1st day of May, 1996.


ASTRA AB
 (publ)
By:
   ----------------------------
   Hakan Mogren, President and
   Chief Executive Officer
   hereunto duly authorized


T CELL SCIENCES, INC.

By:
   ---------------------------
   Una S Ryan, President and
   Chief Executive Officer
   hereunto duly authorized



                                     28(28)